Exhibit 4.3

THIRD PARTY SECURITY AGREEMENT:

SPECIFIC RIGHTS TO PAYMENT

THIS THIRD PARTY SECURITY AGREEMENT: SPECIFIC RIGHTS TO PAYMENT (“Agreement”) is entered into as of December 18, 2013, by and between ASSOCIATED INSURANCE COMPANY FOR EXCESS, an Arizona corporation (“Owner”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

Recitals

A. Barrett Business Services, Inc., a Maryland corporation (“Borrower”), is currently indebted to Bank pursuant to the terms and conditions of that certain Restated Credit Agreement dated November 1, 2012, as amended from time to time (the “Credit Agreement”).

B. Borrower is a self-insured employer under the laws of the State of California and, as such, is obligated under California law to provide security to the Self Insurance Plans of the State of California (the “Self Insurance Plans”) for Borrower’s obligations with respect to payment of workers’ compensation claims of Borrower’s employees under California law (the “WC Payment Obligations”).

C. Owner is a wholly-owned subsidiary of Borrower and a captive insurance company duly licensed by the Department of Insurance of the State of Arizona.

D. In exchange for premium payments, Borrower has obtained from Owner one or more policies of insurance under which Owner has agreed to satisfy the WC Payment Obligations on the terms and conditions set forth therein, as may be amended from time to time (the “Insurance Policies”).

E. By letter dated May 9, 2013 (the “Notification Letter”) from the State of California Department of Industrial Relations, Office of Self Insurance Plans (the “Office of Self Insurance Plans”), the Office of Self Insurance Plans is requiring that Borrower provide a security deposit in the amount of Sixty-Three Million Nine Hundred Forty-Three Thousand Eight Hundred Thirty-Two and 00/100 Dollars ($63,943,832.00) to secure its WC Payment Obligations (the “Security Deposit”).

F. In the event Borrower fails to provide the Security Deposit, Borrower will no longer qualify as a self-insured employer and, as a result thereof, Owner will, among other things, experience a material adverse decline in revenue, business, operations and prospects.

G. Under the Insurance Policies, Owner has legal obligations to Borrower to satisfy the WC Payment Obligations, which constitute antecedent obligations of Owner to Borrower within the meaning of the Uniform Fraudulent Transfers Act.

H. Any drawings on the Security Deposit by the Self Insurance Plans will result in a dollar for dollar reduction in obligations that would otherwise be payable by Owner to or for the benefit of Borrower for the purpose of satisfying the WC Payment Obligations.

I. By letter dated May 16, 2013 from Beecher Carlson (the “Request Letter”), as managers of Owner, Owner requested that the Department of Insurance of the State of Arizona approve a change its business plan for the purpose of granting to Bank a security interest of first priority in the certain assets held, or to be held, in a deposit account maintained by Bank (the “Business Plan Change”).

J. By letter dated May 24, 2013 (the “Approval Letter”), the Department of Insurance of the State of Arizona (“Arizona Department”) approved the Business Plan Change, which approval remains in full force and effect and has not been modified, rescinded or withdrawn.

K. Subject to the terms and conditions of this Agreement and the other Loan Documents to which Borrower and Owner are a party, and in reliance upon the facts set forth in the foregoing recitals, effective as of June 14, 2013, Bank issued to the Office of Self Insurance Plans a letter of credit in the amount of the Security Deposit for the benefit of Borrower and Owner (the “Prior Letter of Credit”).

L. Effective October 30, 2013, Borrower caused the following three surety bonds (each a “Surety Bond” and, collectively, the “Surety Bonds”) to be issued for the account of Borrower to secure Borrower’s obligations for the benefit of Borrower and Owner to the Office of Self Insurance Plans in an aggregate amount equal to the Security Deposit: (i) Surety Bond No. SUR0025266 in the penal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00), issued by Argonaut Insurance Company, as surety (“Argonaut”), (ii) Surety Bond No. 800001601 in the penal sum of Twenty-Five Million and No/100 Dollars ($25,000,000.00), issued by Atlantic Specialty Insurance Company, as surety (“Atlantic”), and (iii) Surety Bond No. K0861765A in the penal sum of Thirteen Million Nine Hundred Forty-Three Thousand Eight Hundred Thirty-Two and No/100 Dollars ($13,943,832.00), issued by Westchester Fire Insurance Company, as surety (“Westchester”).

M. By letter dated November 5, 2013, the Office of Self Insurance Plans acknowledged receipt of the Surety Bonds as a substitute Security Deposit and released the Prior Letter of Credit (the “Release Transactions”), after which the Prior Letter of Credit was terminated and is no longer outstanding.

N. Subject to the terms and conditions of this Agreement and the other Loan Documents to which Borrower and Owner are a party, and in reliance on the facts set forth in the foregoing recitals, the Bank is willing to issue to the issuers of the Surety Bonds, as collateral to secure in part the Surety Bonds, three new letters of credit as follows (each a “New Letter of Credit” and, collectively, the “New Letters of Credit”): (i) to Argonaut, a standby letter of credit in the amount of Five Million and No/100 Dollars ($5,000,000.00), (ii) to Atlantic, a standby letter of credit in the amount of Five Million and No/100 Dollars ($5,000,000.00), and (iii) to Westchester, a standby letter of credit in the amount of Two Million Seven Hundred Eighty-Eight Thousand Seven Hundred Sixty-Six and 40/100 Dollars ($2,788,766.40).

O. Legal counsel for Owner has obtained assurances from the principal captives examiner at the Arizona Department that, upon written notification from Owner of a further Business Plan Change regarding the Release Transactions, the issuance of the New Letters of Credit and the grant of security interests and other transactions contemplated by this Agreement, the Arizona Department will [approve the further Business Plan Change.

P. Owner materially benefits, both directly and indirectly, from Bank’s issuance of the New Letters of Credit.

Q. As of the date hereof, Owner is solvent and, following the consummation of the transactions contemplated herein, will continue to be solvent.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1. GRANT OF SECURITY INTEREST. As security for the payment of all Indebtedness of Borrower to Bank arising under or in connection with the New Letters of Credit in the aggregate amount of Twelve Million Seven Hundred Eighty-Eight Thousand Seven Hundred Sixty-Six and 40/100 Dollars ($12,788,766.40) and all extensions, renewals or modifications thereof, and restatements or substitutions therefor issued pursuant to the terms of that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Borrower and Bank, dated as of September 18, 2012, as may be amended from time to time(the “Letter of Credit Agreement”), Owner hereby grants and transfers to Bank a security interest in the following accounts, deposit accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment (collectively called “Collateral”):

Deposit account number 5259896099 at Bank (whether held in Borrower’s name or as a Bank collateral account for the benefit of Borrower, any sub-account thereunder or consolidated therewith, and all renewals, replacements or substitutions therefore, including any account resulting from a renumbering or other administrative re-identification thereof, the “Account”) and all amounts from time to time on deposit in the Account and all interest thereon;

and all renewals thereof, including all securities, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein, together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”). The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Borrower, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

2. CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS. This is a continuing agreement and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Borrower to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of Borrower or Owner or any other event or proceeding affecting Borrower or Owner. This Agreement shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to Borrower after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by Borrower or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at Commercial and Forest Products RCBO, MAC P6101-250, 1300 SW Fifth Avenue, Portland, Oregon 97201, or at such other address as Bank shall from time to time designate. The obligations of Owner hereunder shall be in addition to any obligations of Owner under any other grants or pledges of security for any liabilities or obligations of Borrower or any other person heretofore or hereafter given to Bank unless said other grants or pledges of security are expressly modified or revoked in writing; and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other grants or pledges of security.

3. CONTROL OF THE ACCOUNT. As of and after the date of this Agreement, Owner may not make debits to or withdrawals from the Account and Owner shall have no access to the Account or to funds at any time on deposit in the Account. Bank shall have the exclusive access to the Account and to funds at any time on deposit in the Account; provided, however, that so long as no Event of Default has occurred, Bank shall pay interest on the funds on deposit in the Account quarterly in arrears at the interest rate applicable to time deposits as determined by Bank from time in its sole discretion.

4. OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. The obligations hereunder are joint and several and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Owner whether action is brought against Borrower or any other person, or whether Borrower or any other person is joined in any such action or actions. Owner acknowledges that this Agreement is absolute and unconditional, there are no conditions precedent to the effectiveness of this Agreement, and this Agreement is in full force and effect and is binding on Owner as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Owner. Owner waives the benefit of any statute of limitations affecting Owner’s liability hereunder or the enforcement thereof, and Owner agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Owner’s liability hereunder. The liability of Owner hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any Indebtedness secured hereby is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Owner, Owner agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

5. REPRESENTATIONS AND WARRANTIES.

(a) Owner represents and warrants to Bank that: (i) Owner’s legal name is exactly as set forth on the first page of this Agreement; (ii) all of Owner’s organizational documents,

together with all such other documents, instruments and agreement delivered to Bank (including but not limited to the Notification Letter, the Request Letter and the Approval Letter) are complete and accurate in every respect; (iii) Owner is the owner and has possession or control of the Collateral and Proceeds; (iv) Owner has the exclusive right to grant a security interest in the Collateral and Proceeds; (v) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or as heretofore disclosed by Owner to Bank, in writing; (vi) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (vii) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; (viii) all persons appearing to be obligated on the Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be; (ix) all rights to payment and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws; (x) Owner is a corporation, duly organized and validly existing and in good standing under the laws of Arizona, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Owner; (xi) this Agreement and each contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Owner, enforceable in accordance with their respective terms; (xii) the execution, delivery and performance by Owner hereof and of each agreement, instrument and other documents required hereby or at any time hereafter delivered to Bank do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporate or By-Laws of Owner, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Owner is a party or by which Owner may be bound; (xiii) Owner possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required necessary to enable it to conduct the business in which it is now engaged in compliance with all applicable law; (xiv) no consent, approval or authorization of, or declaration of filing with, any governmental authority (including but not limited to, the Department of Insurance of the State of Arizona) is required to be obtained or made by Owner or Borrower on or prior to the date hereof in connection with the due execution, delivery or performance by Owner of its obligations hereunder, except for the authorizations, approvals, consents, declarations and other filings (A) which have been duly obtained or made on or before the date hereof, which have not been modified, rescinded or withdrawn as of the date hereof, and (B) that, by their nature, are required to be made or filed following the consummation of the transactions contemplated herein; and (xv) as of the date hereof, Owner is solvent and, following the consummation of the transactions contemplated herein, will continue to be solvent.

(b) Owner further represents and warrants to Bank that: (i) the Collateral pledged hereunder is so pledged at Borrower’s request; (ii) Bank has made no representation to Owner as to the creditworthiness of Borrower; and (iii) Owner has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower’s financial condition. Owner agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Owner’s risks hereunder, and Owner further agrees that Bank shall have no obligation to disclose to Owner any information or material about Borrower which is acquired by Bank in any manner.

(c) Owner further represents and warrants to Bank that (i) each of the Insurance Policies is duly issued and as of the date hereof remains in full force and effect, (ii) all premiums with respect to each of the Insurance Policies due to date have been paid in full, and (iii) no event has occurred or fact or circumstance exists that, with the giving of notice or the passage of time or both, would constitute a basis on which Owner could terminate or cancel any of the Insurance Policies.

6. COVENANTS OF OWNER.

(a) Owner agrees in general: (i) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (ii) to permit Bank to exercise its powers; (iii) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (iv) not to change Owner’s name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (v) not to change the places where Owner keeps any Collateral or Owner’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Owner is moving same; and (vi) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b) Owner agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Owner to perfect Bank’s security interest in Collateral and Proceeds; (ii) to insure, where applicable, rights to payment with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (iii) not to permit any lien on the Collateral or Proceeds, except in favor of Bank; (iv) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein; (v) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (vi) if requested by Bank, to receive and use reasonable diligence to collect rights to payment and Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such rights to payment and Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (vii) not to commingle rights to payment, Proceeds or collections thereunder with other property; (viii) to give only normal allowances and credits and to advise Bank thereof immediately in writing if they affect any rights to payment or Proceeds in any material respect; (ix) on demand, to deliver to Bank returned property resulting from, or payment equal to, such allowances or credits on any rights to payment or Proceeds or to execute such documents and do such other things as Bank may reasonably request for the purpose of perfecting, preserving and enforcing its security interest in such returned property; (x) from time to time, when requested by Bank, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement and to assign in writing and deliver to Bank all accounts, contracts, instruments, documents and other evidences thereof; (xi) in the event Bank elects to receive payments of rights to payment or Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xii) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to deal with the Collateral in accordance with the standards and practices adhered to generally by companies in Borrower’s line(s) of business, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

(c) Owner agrees that the principal balance of time deposit funds in the Account shall at all times be equal to or greater than Twelve Million Seven Hundred Eighty-Eight Thousand Seven Hundred Sixty-Six and 40/100 Dollars ($12,788,766.40) (the “Minimum Collateral Value”). In the event that the time deposit funds in the Account, for any reason and at any time is less than the Minimum Collateral Value, Owner shall promptly increase the principal amount of the time deposit pledged hereunder in an amount sufficient to achieve the Minimum Collateral Value.

(d) Owner agrees to provide to Bank written notice of any cancellation or termination of the Insurance Policies at least thirty (30) days prior to the effective date of any such cancellation or termination.

7. POWERS OF BANK. Owner appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, whether or not Borrower or Owner is in default: (a) to perform any obligation of Owner hereunder in Owner’s name or otherwise; (b) to give notice to account debtors or others of Bank’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension or modification agreements with respect thereto; (c) to release persons liable on Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Owner; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the Indebtedness or replacement of the Collateral; (l) to exercise all rights, powers and remedies which Owner would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Owner’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (o) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Owner or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. OWNER’S WAIVERS.

(a) Owner waives any right to require Bank to: (i) proceed against Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person; (iv) take any other action or pursue any other remedy in Bank’s power; or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness secured hereunder, or in connection with the creation of new or additional Indebtedness.

(b) Owner waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower, or any defect in the formation of Borrower; (iv) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or Owner; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against Borrower; (vi) any impairment of the value of any interest in security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that Bank give any notice of acceptance of this Agreement. Until all Indebtedness shall have been paid in full, Owner shall have no right of subrogation, and Owner waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower or any other person and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Owner further waives all rights and defenses Owner may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Owner’s rights of subrogation or Owner’s rights to proceed against Borrower for reimbursement, or (B) any loss of rights Owner may suffer by reason of any rights, powers or remedies of Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower’s Indebtedness, whether by operation of law or otherwise, including any rights Owner may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.

9. AUTHORIZATIONS TO BANK. Owner authorizes Bank either before or after revocation hereof, without notice to or demand on Owner, and without affecting Owner’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the Collateral and Proceeds, for the payment of the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release the Collateral and Proceeds, or any part thereof, or any such other security; (c) apply the Collateral and Proceeds or such other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from Borrower to any Indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Agreement, and Owner hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.

10. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Owner agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Owner to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Owner to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

11. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between Borrower and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by Owner herein shall prove to be incorrect in any material respect when made; (c) Owner shall fail to observe or perform any obligation or agreement contained herein; (d) any impairment of any rights of Bank in any Collateral or Proceeds, or any attachment or like levy on any property of Owner; and (e) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

12. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have and may exercise without demand any and all rights, powers, privileges and remedies granted to a secured party upon default under the Oregon Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Owner on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Owner will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Owner will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) Bank may, at any time and at Bank’s sole option, liquidate any time deposits pledged to Bank hereunder and apply the Proceeds thereof to payment of the Indebtedness, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; and (d) at Bank’s request, Owner will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank. Owner further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

13. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given.

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in Section 2 hereof and to Owner at the address of its chief executive office specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15. COSTS, EXPENSES AND ATTORNEYS’ FEES. Owner shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Owner or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Owner with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank’s Prime Rate in effect from time to time.

16. SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Owner may not assign or transfer any of its interests or rights hereunder without Bank’s prior written consent. Owner acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Borrower to Bank and any obligations with respect thereto, including this Agreement. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Owner and/or this Agreement, whether furnished by Borrowers, Owner or otherwise. Owner further agrees that Bank may disclose such documents and information to Borrower.

17. AMENDMENT. This Agreement may be amended or modified only in writing signed by Bank and Owner.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

20. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to in any way (i) the loan and related loan and security documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Oregon selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Oregon or a neutral retired judge of the state or federal judiciary of Oregon, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Oregon and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Oregon Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Agreement or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

Owner warrants that Owner is an organization registered under the laws of the State of Arizona.

Owner warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 2999 N 44th Street, Suite 500, Arizona 85018, c/o Low & Cohen PLLC.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this Agreement has been duly executed as of December 18, 2013.

ASSOCIATED INSURANCE COMPANY

FOR EXCESS

By:	/s/ James D. Miller
Title:	Vice President